Exhibit 10.3

AMENDMENT TO QUALIGEN THERAPEUTICS, INC. 2020 STOCK INCENTIVE PLAN (APPROVED BY THE BOARD OF DIRECTORS ON APRIL 27, 2021 AND BY THE STOCKHOLDERS ON AUGUST 9, 2021)

The Qualigen Therapeutics, Inc. 2020 Stock Incentive Plan was amended (by votes of the Board of Directors of Qualigen Therapeutics, Inc. on April 27, 2021 and of the Stockholders Qualigen Therapeutics, Inc. on August 9, 2021) to increase the authorized number of Plan shares from 4,057,157 to 7,557,157.